EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3A (No. 333-85210), Forms S-3 (No. 333-59766, No. 333-71807, No. 333-60379), and Forms S-8 (No. 333-88711, No. 333-85210) of Corporate Office Properties Trust of our report dated February 21, 2003 (except with respect to the acquisition of the property in Annapolis, Maryland described in Note 21, for which the date is March 4, 2003) relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

March 27, 2003